Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3ASR) and related Prospectus of F.N.B. Corporation for the registration of (i) common stock, preferred stock, debt securities, depository shares, warrants, purchase contracts, and units, (ii) 13,520 shares of common stock pertaining to the Metro Bancorp, Inc. Amended and Restated 2006 Employee Stock Option and Restricted Stock Plan and (iii) 155,898 shares of common stock pertaining to the Metro Bancorp, Inc. Amended and Restated 2011 Directors Stock Option and Restricted Stock Plan, and to the incorporation by reference therein of our report dated February 25, 2021, with respect to the consolidated financial statements F.N.B. Corporation, and the effectiveness of internal control over financial reporting of F.N.B. Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

May 14, 2021